                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

    Filed by the Registrant /X/
    Filed by a Party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    /X/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / / Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                       HUTCHINSON TECHNOLOGY INCORPORATED
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  No Fee required.
/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(4)
     and 0-11.
     1) Title of each class of securities to which transaction applies:
        ------------------------------------------------------------------------
     2) Aggregate number of securities to which transaction applies:
        ------------------------------------------------------------------------
     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
        ------------------------------------------------------------------------
     4) Proposed maximum aggregate value of transaction:
        ------------------------------------------------------------------------
     5) Total fee paid:
        ------------------------------------------------------------------------
/ /  Fee paid previously with preliminary materials.
/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
     1) Amount Previously Paid:
        ------------------------------------------------------------------------
     2) Form, Schedule or Registration Statement No.:
        ------------------------------------------------------------------------
     3) Filing Party:
        ------------------------------------------------------------------------
     4) Date Filed:
        ------------------------------------------------------------------------

                       HUTCHINSON TECHNOLOGY INCORPORATED

40 West Highland Park

Hutchinson, Minnesota 55350

320/587-3797

                                                               December 19, 1997

Dear Shareholder:

    You are cordially invited to attend the Annual Meeting of Shareholders to be held at the Minneapolis Marriott City Center Hotel, 30 South Seventh Street, Minneapolis, Minnesota, commencing at 10:30 a.m., Minneapolis time, on Wednesday, January 28, 1998.

    The Secretary's Notice of Annual Meeting and the Proxy Statement which follow describe the matters to come before the meeting. During the meeting, we will also review the activities of the past year and items of general interest about the Company.

    We hope that you will be able to attend the meeting in person and we look forward to seeing you. Please mark, date and sign the enclosed Proxy and return it in the accompanying envelope as quickly as possible, even if you plan to attend the Annual Meeting. You may revoke the Proxy and vote in person at that time if you so desire.

                                          Sincerely,

                                             [SIGNATURE]

                                          Wayne M. Fortun

                                          CHIEF EXECUTIVE OFFICER

                       HUTCHINSON TECHNOLOGY INCORPORATED

                               ------------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                         TO BE HELD ON JANUARY 28, 1998

                            ------------------------

    The Annual Meeting of Shareholders of Hutchinson Technology Incorporated will be held at the Minneapolis Marriott City Center Hotel, 30 South Seventh Street, Minneapolis, Minnesota, commencing at 10:30 a.m., Minneapolis time, on Wednesday, January 28, 1998 for the following purposes:

 1. To elect a Board of Directors of eight directors, to serve until the next Annual Meeting of Shareholders or until their successors have been duly elected and qualified.

 2.   To approve the Hutchinson Technology Incorporated Incentive Bonus Plan.

 3. To ratify the appointment of Arthur Andersen LLP as independent public accountants for the fiscal year ending September 27, 1998.

 4. To transact such other business as may properly be brought before the meeting.

    The Board of Directors has fixed December 5, 1997 as the record date for the meeting, and only shareholders of record at the close of business on that date are entitled to receive notice of and vote at the meeting.

    YOUR PROXY IS IMPORTANT TO ENSURE A QUORUM AT THE MEETING. EVEN IF YOU OWN ONLY A FEW SHARES, AND WHETHER OR NOT YOU EXPECT TO BE PRESENT, YOU ARE URGENTLY REQUESTED TO DATE, SIGN AND MAIL THE ENCLOSED PROXY IN THE POSTAGE-PAID ENVELOPE THAT IS PROVIDED. THE PROXY MAY BE REVOKED BY YOU AT ANY TIME PRIOR TO BEING EXERCISED, AND RETURNING YOUR PROXY WILL NOT AFFECT YOUR RIGHT TO VOTE IN PERSON IF YOU ATTEND THE MEETING AND REVOKE THE PROXY.

                                          By Order of the Board of Directors,

                                          [SIGNATURE]

                                          John A. Ingleman

                                          SECRETARY

Hutchinson, Minnesota

December 19, 1997

                            ------------------------

                                PROXY STATEMENT
                            ------------------------

                              GENERAL INFORMATION

    The enclosed Proxy is being solicited by the Board of Directors of Hutchinson Technology Incorporated (the "Company") for use in connection with the Annual Meeting of Shareholders to be held on Wednesday, January 28, 1998 at the Minneapolis Marriott City Center Hotel, 30 South Seventh Street, Minneapolis, Minnesota at 10:30 a.m. and at any adjournments thereof. Only shareholders of record at the close of business on December 5, 1997 will be entitled to vote at such meeting or adjournment. Proxies in the accompanying form which are properly signed, duly returned to an officer of the Company and not revoked will be voted in the manner specified. A shareholder executing a Proxy retains the right to revoke it at any time before it is exercised by notice in writing to an officer of the Company of termination of the Proxy's authority or a properly signed and duly returned Proxy bearing a later date.

    The address of the principal executive office of the Company is 40 West Highland Park, Hutchinson, Minnesota 55350 and the telephone number is (320) 587-3797. The mailing of this Proxy Statement and the Board of Directors' form of Proxy to shareholders will commence on or about December 19, 1997.

    Shareholder proposals intended to be presented at the 1999 Annual Meeting of Shareholders must be received by the Company at its principal executive office no later than August 20, 1998 for inclusion in the Proxy Statement for that meeting.

    The affirmative vote of the holders of a majority of the voting power of the outstanding shares of Common Stock of the Company present and entitled to vote is required for approval of each proposal presented in this Proxy Statement. A shareholder voting through a Proxy who abstains with respect to a certain proposal is considered to be present and entitled to vote on such proposal at the meeting, and is in effect a negative vote, but a shareholder (including a broker) who does not give authority to a Proxy to vote, or withholds authority to vote, on a certain proposal shall not be considered present and entitled to vote on such proposal.

          SECURITY OWNERSHIP OF PRINCIPAL SHAREHOLDERS AND MANAGEMENT

    The following table sets forth, as of December 1, 1997, the ownership of Common Stock of the Company by each shareholder who is known by the Company to own beneficially more than 5% of the outstanding Common Stock of the Company, each director, each executive officer named in the Summary Compensation Table on page 11, and all executive officers and directors as a group. At December 1, 1997 there were 19,637,098 shares of Common Stock, par value $.01, issued and outstanding, each of which is entitled to one vote.

        NAME OF BENEFICIAL OWNER            AMOUNT AND NATURE OF        PERCENTAGE OF
          OR IDENTITY OF GROUP            BENEFICIAL OWNERSHIP (1)    OUTSTANDING SHARES
----------------------------------------  -------------------------   ------------------
Jeffrey W. Green                               1,109,850(2)                   5.54
  Sioux Falls, South Dakota 57103
FMR Corp.                                      2,318,100(3)                  11.80
  Boston, Massachusetts 02109
Wayne M. Fortun                                  780,938(4)                   3.86
W. Thomas Brunberg                                 4,650(5)                *
Archibald Cox, Jr.                                33,000(6)                *
James E. Donaghy                                   4,600(7)                *
Harry C. Ervin, Jr.                               16,500(8)                *
Steven E. Landsburg                             --                         --
Richard N. Rosett                                 15,435(9)                *
John A. Ingleman                                 153,570(10)               *
R. Scott Schaefer                                 67,320(11)               *
Richard J. Penn                                   81,750(12)               *
Executive officers and directors               2,557,543(13)                 12.17
  as a group (15 persons)

------------------------

 * Less than 1%.

 (1) Unless otherwise indicated in the footnotes to this table, the listed beneficial owner has sole voting power and investment power with respect to such shares.

 (2) Of these shares, 660 are held by Mr. Green in joint tenancy with his wife and 133,800 are held in an IRA for Mr. Green. Includes 411,300 shares covered by currently exercisable options granted to Mr. Green.

 (3) The number of shares indicated is based upon information reported to the Securities and Exchange Commission in a Schedule 13G filed by FMR Corp. ("FMR") on May 10, 1997, a copy of which was provided to the Company by FMR, and reflects beneficial ownership by FMR as of April 30, 1997.

 (4) Of these shares, 150,989 are held by Mr. Fortun in joint tenancy with his wife. Includes 574,170 shares covered by currently exercisable options granted to Mr. Fortun.

 (5) Of these shares, 750 are held in trusts, 600 are held in an IRA for Mr. Brunberg and 300 are held in an IRA for Mr. Brunberg's wife. Includes 3,000 shares covered by options granted to Mr. Brunberg that are exercisable within 60 days.

 (6) Includes 3,000 shares covered by options granted to Mr. Cox that are exercisable within 60 days.

 (7) Of these shares, 1,300 are held by Mr. Donaghy's wife and 300 are held in a living trust of which Mr. Donaghy is settlor, beneficiary and co-trustee, and over which he exercises both investment control and the power to revoke the trust. Includes 3,000 shares covered by options granted to Mr. Donaghy that are exercisable within 60 days.

 (8) Includes 3,000 shares covered by options granted to Mr. Ervin that are exercisable within 60 days.

 (9) Of these shares, 12,135 are held by Mr. Rosett's wife and 300 are held in an IRA for Mr. Rosett's wife. Includes 3,000 shares covered by options granted to Mr. Rosett that are exercisable within 60 days.

(10) Of these shares, 71,700 are held by Mr. Ingleman in joint tenancy with his wife and 300 are held by Mr. Ingleman as custodian for his son under the Minnesota Uniform Transfers to Minors Act. Includes 81,570 shares covered by currently exercisable options granted to Mr. Ingleman.

(11) Includes 52,320 shares covered by currently exercisable options granted to Mr. Schaefer.

(12) All of these shares are covered by currently exercisable options granted to Mr. Penn.

(13) Includes 1,364,421 shares covered by currently exercisable options granted to 9 executive officers of the Company.

                             ELECTION OF DIRECTORS

    The By-Laws of the Company provide that the business of the Company shall be managed by or under the direction of a Board of Directors of not less than three nor more than nine directors, which number shall be determined by the shareholders at their annual meeting. Each director shall be elected at the Annual Meeting of Shareholders for a term of one year or until a successor is elected and has qualified. The Board of Directors has recommended that the number of directors to be elected for the ensuing year be set at eight and has nominated the eight persons named below for election as directors. Proxies solicited by the Board of Directors will, unless otherwise directed, be voted to elect the eight nominees named below to constitute the entire Board of Directors.

    All of the nominees named below are current directors of the Company. Each nominee has indicated a willingness to serve as a director for the ensuing year, but in case any nominee is not a candidate at the meeting for any reason, the Proxies named in the enclosed form of Proxy may vote for a substitute nominee in their discretion.

    The affirmative vote of the holders of at least a majority of the voting power of the outstanding shares of Common Stock of the Company present and entitled to vote on the election of directors is required for election to the Board of Directors of each of the eight nominees named below.

    The following table sets forth certain information as to each nominee for the office of director:

       NAME         AGE                     POSITION
------------------  ---   --------------------------------------------
Jeffrey W. Green    57    Chairman of the Board and Director

Wayne M. Fortun     48    President, Chief Executive Officer and Chief
                           Operating Officer and Director

W. Thomas Brunberg  57    Director

Archibald Cox, Jr.  57    Director

James E. Donaghy    63    Director

Harry C. Ervin,     68    Director
Jr.

Steven E.           43    Director
Landsburg

Richard N. Rosett   69    Director

    Mr. Green is a co-founder of the Company and has served as a director since the Company's formation in 1965. Mr. Green has been Chairman of the Board since January 1983, and served as the Company's Chief Executive Officer from January 1983 to May 1996.

    Mr. Fortun became a director in 1983. He has been with the Company since 1975 and was elected President and Chief Operating Officer in January 1983 and Chief Executive Officer in May 1996. Mr. Fortun is also a director of G&K Services, Inc. and Excelsior-Henderson Motorcycle Manufacturing Company.

    Mr. Brunberg became a director of the Company in 1975. He is a certified public accountant and has been a shareholder in the Minneapolis accounting firm of Brunberg Thoresen Diaby & Associates, Ltd. since March 1991. He was a partner in the Minneapolis office of the accounting firm of Pannell Kerr

Forster from 1987 through January 1991, which firm filed a petition under the Federal bankruptcy laws in 1993.

    Mr. Cox became a director of the Company in May 1996. Mr. Cox has been Vice Chairman and President of Magnequench International, Inc., a manufacturer of magnets and magnetic material, since October 1995. He has been Chairman of Sextant Group, Inc., a financial advisory firm, since August 1993. Mr. Cox served as President and Chief Executive Officer of The First Boston Corporation, an investment banking firm, from July 1990 to August 1993, and as a Managing Director of Tiger Management Company, a hedge fund, from November 1993 to June 1994.

    Mr. Donaghy became a director of the Company in 1992. Since January 1991, Mr. Donaghy has been the Chief Executive Officer and President and a director of Sheldahl, Inc., a manufacturer of laminates, composite materials and flexible electronic interconnects.

    Mr. Ervin became a director of the Company in 1969. Mr. Ervin, who is now retired, was a Vice President of Dain Bosworth Incorporated, an investment banking firm, from April 1988 through June 1996.

    Mr. Landsburg became a director of the Company in March 1997. He has been an Associate Professor of Economics at the University of Rochester since September 1991.

    Mr. Rosett became a director of the Company in 1986. He has been a Professor of Economics at the Rochester Institute of Technology ("RIT") since July 1990, and Director of Quality Cup Programs at RIT since July 1995. Mr. Rosett was Dean of the College of Business of RIT from July 1990 to July 1996. Mr. Rosett is also a director of Smith Corona Corp.

    None of the above nominees is related to each other or to any executive officer of the Company, except that Mr. Rosett is married to Mr. Green's first cousin.

    The Company has an audit committee consisting of Richard N. Rosett, W. Thomas Brunberg and James E. Donaghy. The audit committee had three meetings in fiscal year 1997. The audit committee meets with the Chief Financial Officer and the Company's internal auditor and independent public accountants, and monitors and reviews the Company's system of internal controls, approves the scope and timing of the independent public accountants' audit and discusses the meaning and significance of the audited financial results. The Company has a compensation committee consisting of Harry C. Ervin, Jr., Archibald Cox, Jr. and Steven E. Landsburg, which grants or makes recommendations to the Board of Directors concerning employee stock options, bonuses and other compensation. The compensation committee had three meetings in fiscal year 1997. The Company does not have a nominating committee.

    The Board of Directors held six meetings during fiscal year 1997.

    Each non-employee director of the Company receives an annual fee of $16,000 and a fee of $900 for each Board meeting and $500 for each Board committee meeting attended by the director.

    All persons serving as non-employee directors of the Company are entitled to receive retirement benefits under the Company's Directors' Retirement Plan (the "Retirement Plan"). Under the Retirement Plan, following cessation of service as a director of the Company (i) after at least five years of service on the Board of Directors, (ii) upon reaching age 65, or (iii) regardless of the length of service on the Board of Directors, as a result of such non-employee director's death or permanent disability while a director, a non-employee director (or his or her beneficiary) will receive a cash retirement benefit equal on an annual basis to the amount of the annual retainer fee (exclusive of meeting fees) in effect at the time such individual ceases to serve on the Board of Directors. The benefit is payable no less frequently than annually for a period equal to one-half of the period such non-employee director served on the Board of Directors up to a maximum payment period of five years. Payments otherwise due in installments may become payable in a lump sum upon the occurrence of certain change of control events specified in the Retirement Plan.

    On January 29, 1997, each non-employee director elected to the Board of Directors on that date received a stock option pursuant to the Hutchinson Technology Incorporated 1996 Incentive Plan (the "1996 Plan") to purchase 3,000 shares of Common Stock of the Company at an exercise price of $36.67, which was equal to the fair market value per share of the Common Stock at the time the option was granted. Upon his appointment to the Board of Directors on March 26, 1997, Mr. Landsburg also received a stock option pursuant to the 1996 Plan to purchase 3,000 shares of Common Stock of the Company at an exercise price of $29.375, which was equal to the fair market value per share of the Common Stock at the time of the grant. The options granted to non-employee directors generally are not exercisable for one year after the date of grant.

                         COMPENSATION COMMITTEE REPORT
                           ON EXECUTIVE COMPENSATION

    The compensation committee of the Company's Board of Directors (the "Committee"), which is composed entirely of independent, outside directors, establishes the general compensation policies of the Company and specific compensation for each executive officer of the Company, and administers the Company's stock option program. The Committee's intent is to make the compensation packages of the executive officers of the Company sufficient to attract and retain persons of exceptional quality, and to provide effective incentives to motivate and reward Company executives for achieving the financial and strategic goals of the Company essential to the Company's long-term success and to growth in shareholder value. The Company's executive compensation package consists of three main components: (i) base salary; (ii) annual cash bonuses; and (iii) stock options. Internal Revenue Code Section 162(m) ("Section 162(m)") generally limits the deductibility of compensation over $1 million paid by a company to certain executive officers. The Section 162(m) limit does not apply to "performance-based compensation", and the stock options granted to executives in fiscal year 1997 pursuant to the Company's 1988 Stock Option Plan have been structured to qualify as performance-based compensation for these purposes. Historically, the combination of base salary and annual cash bonuses for any executive officer has not exceeded $1 million. However, in light of Section 162(m), the Committee recommended approval to the Board of Directors of the Company, and the Board of Directors has approved and is submitting to shareholders for approval, the Company's Incentive Bonus Plan (the "Bonus Plan"). The Bonus Plan is described in detail on pages 15 through 17 of this Proxy Statement and, if approved by the shareholders, will be effective for the Company's fiscal year 1998. Assuming such shareholder approval, the Committee expects that all cash bonuses paid under the Bonus Plan will qualify as "performance-based compensation" for Section 162(m) purposes and be deductible by the Company under current federal income tax laws.

BASE SALARY

    The base salary of each executive officer of the Company other than the Company's Chairman of the Board of Directors (the "Chairman"), but including the Company's Chief Executive Officer (the "CEO"), is determined annually by the Committee after considering the compensation levels of personnel with similar responsibilities at other companies in high technology industry and in manufacturing generally and, to a lesser extent, the Company's financial performance during the prior fiscal year. With respect to the Company's Chairman, base salary is determined annually by the Committee after considering the compensation levels of personnel with similar responsibilities at Minnesota-based publicly-held corporations, as well as, to a lesser extent, the Company's financial performance during the prior fiscal year. In the case of executive officers other than the CEO and the Chairman, the individual performance of each executive officer is also given significant weight. Salary decisions concerning executive officers are made by the Committee at the beginning of each fiscal year of the Company in a review process which includes recommendations of the CEO and the Chairman for all executive officers other than themselves.

    To maintain a competitive level of executive compensation and retain superior personnel, the Committee annually evaluates the salary for each executive officer's position (other than the Chairman) based on three surveys on executive compensation for manufacturers in high technology industry and for manufacturers generally (the "Surveys"). Using the Surveys, the base salary of the CEO was targeted in fiscal year 1997 by the Committee to be at the median of the salary range for chief executive officers. With respect to all other executive officers, base salaries are targeted initially to be in line with the industry median for similar positions, as presented in the Surveys, with variations above or below the median based on individual performance, experience and job responsibility. All four peer companies constituting the Peer Composite Index presented in the performance graph on page 14 of this Proxy Statement are included in two of the Surveys.

    With respect to the Company's Chairman, the Committee reviews salary data contained in a survey on executive compensation for chief executives, including chairmen of the board, of one hundred Minnesota-based publicly-held corporations (the "Minnesota Data"), focusing on corporations in which the executive position of "chairman of the board" is separate from the executive position of "chief executive officer". The Minnesota Data indicated wide variations in base salary for the executive position of "chairman of the board." The Committee assessed the expected job responsibilities of the Chairman for fiscal year 1997 and the time required to meet such duties, and arrived at a base salary for such fiscal year based on a proportion of the base salary paid to the Chairman in fiscal year 1996 (during the majority of which year the Chairman was also the chief executive officer of the Company).

    With respect to all executive officers, including both the CEO and the Chairman, in addition to the Surveys, the Company's financial performance during the prior fiscal year also is considered in the Committee's annual review of base salaries. Current measures of financial performance are operating income and return on assets, each of which is of substantially equivalent importance in determining compensation.

    With respect to all executive officers other than the CEO and the Chairman, the individual performance and achievements of each executive officer in the prior fiscal year also are given significant weight in the Committee's annual review of base salaries. Individual performance is assessed by an annual written performance appraisal and by quarterly reviews of specific "results objectives". The appraisal evaluates each officer's performance in areas such as leadership, vision setting, motivation and development of employees and global economic marketing and business know-how, and is prepared by the CEO following interviews by the CEO and certain members of his executive staff with each officer's peers and subordinates and discussion with the Chairman. In addition, the CEO and certain members of his executive staff assess each officer's achievement of specific "results objectives" developed by turning corporate financial and strategic goals into specific personal objectives to be accomplished each fiscal quarter by each officer.

ANNUAL INCENTIVE COMPENSATION

    Under the Company's bonus program (the "Incentive Compensation Program"), each executive officer and other management employees are eligible to receive a cash bonus for each fiscal year, contingent upon the Company's financial performance during such fiscal year. The Committee determines the bonus to be received by the CEO after assessing overall corporate financial performance and reviewing incentive compensation information for individuals in a similar position, as presented in the Surveys. The Committee also assesses overall corporate financial performance in determining the bonus to be received by the Chairman, and reviews incentive compensation information for individuals in a similar position. Bonuses for executive officers other than the CEO and the Chairman are based on a target bonus percentage of base salary that is assigned to each officer after comparing each such officer's job responsibilities to those of comparable jobs, and the target bonus percentage associated with such comparable jobs, as presented in the Surveys. Individual performance, in addition to overall corporate financial performance, also is an important factor in determining bonuses in the case of officers other than the CEO and the Chairman. The Incentive Compensation Program is designed to motivate each executive officer to maximize his or her individual performance while attaining or exceeding corporate performance goals.

    Bonuses for executive officers, including the CEO and the Chairman, are paid under the Incentive Compensation Program only if the Company achieves threshold levels of overall corporate financial performance. Overall corporate financial performance is measured first by the Company's actual return on assets in the fiscal year, and second by the achievement of operating income and return on assets goals for that fiscal year. These corporate goals are approved by the Committee in conjunction with annual recommendations by the CEO and the Chairman at the start of each fiscal year. Bonuses are paid only if the Company achieves both a minimum prescribed level of return on assets as well as a minimum prescribed percentage of the corporate goals for operating income and return on assets.

    In the case of the CEO and the Chairman, once the required threshold levels of overall corporate financial performance are achieved, bonuses are determined by the Committee, in its discretion, after reviewing incentive compensation information presented in the Surveys, with respect to the CEO, and incentive compensation information for individuals in a similar position, with respect to the Chairman.

    The bonus amounts actually paid out to all executive officers other than the Chairman and the CEO will vary from the target bonus percentage based on the magnitude of positive overall corporate financial performance over the threshold level and on individual performance reviews. The maximum bonus that will be paid out under the Incentive Compensation Program to any participating employee, including all executive officers, is twice the target bonus percentage of base salary.

    In the case of executive officers other than the CEO and the Chairman, once the required threshold levels of overall corporate financial performance are achieved, each such executive officer participates in one of several bonus pools. Participation in a particular pool is based on the Company's organizational structure and the target bonus percentage of each participant. Each officer in a pool is assigned a target bonus percentage determined by evaluating the individual's job responsibilities and reviewing the incentives paid to personnel in jobs with similar responsibilities, as presented in the Surveys. The Committee approves target bonus percentages for each officer (based upon the recommendations of the CEO for executive officers other than himself and the Chairman) that are in line with the industry median for incentives paid to individuals in similar positions. The total cash available for bonuses to all executive officers in a particular bonus pool is calculated by multiplying (i) the percent of the corporate goal achieved for return on assets, (ii) the percent of the corporate goal achieved for operating income, (iii) the applicable target bonus percentage, and (iv) the aggregate base salaries for all executive officers in the pool.

    The CEO also reviews the individual performance of each executive officer, other than himself and the Chairman, for the subject fiscal year, based on the written performance appraisals and "results objectives" described above, and makes bonus recommendations to the Committee based on such review. Each bonus pool is then allocated by the Committee among the executive officers eligible to share in that pool based on the recommendations of the CEO.

    The Company's fiscal year 1997 overall corporate financial performance exceeded the minimum prescribed threshold level for the Company's actual return on assets, and also exceeded the minimum prescribed percentages of the Company's corporate goals for operating income and return on assets. As a result, the CEO, the Chairman and each executive officer received cash bonuses for fiscal year 1997. Based on the Company's superior performance with respect to operating income and return on assets, the CEO received a bonus of $470,400 for fiscal year 1997.

STOCK OPTIONS

    The Company's stock option program is intended to provide a long-term incentive for executive officers and other key employees. The purpose of the program is to promote the interests of the Company and its shareholders by providing all employees with an opportunity to acquire a proprietary interest in the Company and thereby develop a stronger incentive to put forth maximum effort for the continued success and growth of the Company. In addition, it is believed that the opportunity to acquire a proprietary interest in the Company will aid in attracting and retaining personnel of outstanding ability.

    The Company's 1988 Stock Option Plan is administered by the Committee and authorizes the Committee to grant to key employees, including all executive officers, options to purchase Common Stock of the Company. Generally, options are granted annually to purchase shares of Common Stock over a ten-year period at the fair market value per share at the time the options are granted. Options granted during fiscal year 1997 generally are not exercisable for one year after the date of grant.

    Effective November 19, 1996, the Board of Directors of the Company approved, and on January 29, 1997 the shareholders of the Company approved, the Hutchinson Technology Incorporated 1996 Incentive Plan (the "1996 Plan"). The 1996 Plan generally is administered by the Committee and authorizes the Committee to grant options to purchase Common Stock of the Company to any full-time employee, including all executive officers, and to other individuals who are not employees but who provide services as advisors or consultants. In fiscal year 1997, no options were granted to any executive officers under the 1996 Plan.

    The number of shares to be awarded to the CEO and the Chairman is determined by the Committee on the basis of its view of each such officer's long-term individual performance and the overall strategic contribution of each such individual to corporate performance. Option grants to the CEO and the Chairman are made on the same terms as all other options granted by the Committee to other employees of the Company. In determining the number of options to be granted, the Committee takes into account the number of options then held by the CEO and the Chairman and the number of shares granted as a percentage of all outstanding shares.

    The number of shares to be awarded to each executive officer, other than the CEO and the Chairman, is proposed by the CEO on the basis of his view of each officer's long-term individual performance and the overall strategic contribution of such officer to corporate performance, taking into account individual promotions during the fiscal year. The Committee reviews the recommendations of the CEO and approves the final list of such option recipients and the amounts of the awards. As with the CEO and the Chairman, in determining the number of options to be granted, the Committee takes into account the number of options then held by the officers receiving such grants and the number of shares granted as a percentage of all outstanding shares.

                                          Compensation Committee:

                                          Harry C. Ervin, Jr., Chairman
                                          Archibald Cox, Jr.
                                          Steven E. Landsburg

                           SUMMARY COMPENSATION TABLE

    The following table shows, for the Company's Chief Executive Officer and each of the four other most highly compensated executive officers of the Company (collectively, the "Named Executive Officers"), information concerning compensation earned for services in all capacities during the fiscal year ended September 28, 1997, as well as compensation earned by each such person for the two previous fiscal years:

                                                                       LONG-TERM COMPENSATION
                                                                 -----------------------------------
                                         ANNUAL COMPENSATION     SECURITIES
         NAME AND                      -----------------------   UNDERLYING          ALL OTHER
    PRINCIPAL POSITION        YEAR     SALARY ($)   BONUS ($)    OPTIONS (#)   COMPENSATION ($) (1)
--------------------------  ---------  ----------   ----------   -----------   ---------------------
Wayne M. Fortun                  1997    395,515      470,400       225,000          9,600
 President, Chief                1996    343,947       --           120,000          8,350
 Executive Officer and           1995    316,380      200,000        30,000          7,528
 Chief Operating Officer

                                 1997    257,856      189,000        --              9,600
Jeffrey W. Green                 1996    405,197       --            90,000          8,030
 Chairman of the Board           1995    373,258      200,000       120,000          8,074

John A. Ingleman                 1997    191,364      147,420        15,000          9,000
 Vice President, Chief           1996    175,614       --             9,300          4,500
 Financial Officer and           1995    161,170       82,000         9,000          5,644
 Secretary

R. Scott Schaefer                1997    179,443      136,837        15,000          8,354
 Vice President and Chief        1996    170,630       --             9,000          4,500
 Technical Officer               1995    135,202       72,500         7,500          5,419

Richard J. Penn                  1997    173,671      132,308        75,000          9,011
 Vice President of Sales         1996    141,270       --             6,750          5,022
 and Marketing                   1995    114,481          876         6,000          4,500

------------------------

(1) Amounts for fiscal year 1997 represent Company matching cash contributions under the Company's 401-K Plan.

                                 OPTION TABLES

    The following tables summarize stock option grants to and exercises by the Named Executive Officers during the fiscal year ended September 28, 1997, and certain other information relative to such options:

                       OPTION GRANTS IN LAST FISCAL YEAR

                                      INDIVIDUAL GRANTS                                         POTENTIAL REALIZABLE
---------------------------------------------------------------------------------------------     VALUE AT ASSUMED
                         NUMBER OF       PERCENT OF                                            ANNUAL RATES OF STOCK
                        SECURITIES      TOTAL OPTIONS                                          PRICE APPRECIATION FOR
                        UNDERLYING       GRANTED TO      EXERCISE OR                              OPTION TERM (3)
                      OPTIONS GRANTED   EMPLOYEES IN     BASE PRICE                            ----------------------
        NAME              (#) (1)        FISCAL YEAR     ($/SHR) (2)      EXPIRATION DATE        5% ($)     10% ($)
--------------------  ---------------  ---------------  -------------  ----------------------  ----------  ----------

Wayne M. Fortun            225,000            41.44           17.33         November 19, 2006   2,452,500   6,214,500

Jeffrey W. Green            --               --              --                  --                --          --

John A. Ingleman            15,000             2.76           17.33         November 19, 2006     163,500     414,300

R. Scott Schaefer           15,000             2.76           17.33         November 19, 2006     163,500     414,300

Richard J. Penn             75,000            13.81           17.33         November 19, 2006     817,500   2,071,500

------------------------

(1) All such options are granted under the Company's 1988 Stock Option Plan (the "1988 Plan"), are intended to be non-statutory options, and generally are not exercisable for one year after the date of grant. Such options become immediately exercisable, however, upon (a) death or disability of the holder, (b) a change of control (defined as certain changes in the Company's Board of Directors, certain concentrations of voting power, certain mergers, sales of corporate assets, statutory share exchanges or similar transactions, or liquidation or dissolution of the Company), or (c) cancellation of such options by the Committee, which administers the 1988 Plan, in the event of the proposed dissolution or liquidation of the Company or certain mergers, sales of corporate assets, statutory share exchanges or similar transactions. The holder is permitted to pay the exercise price and (if permitted by the Committee and subject to certain restrictions) any withholding taxes due upon exercise with either cash or shares of Common Stock.

(2) The exercise price of such options is not less than the fair market value (as defined in the 1988 Plan) of a share of Common Stock at the time of grant.

(3) The hypothetical potential appreciation shown in these columns reflects the required calculations at annual rates of 5% and 10% set by the Securities and Exchange Commission ("SEC"), and is not intended to represent either historical appreciation or anticipated future appreciation of the Company's Common Stock price.

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR-END OPTION VALUES

                                                    NUMBER OF SECURITIES
                                                   UNDERLYING UNEXERCISED       VALUE OF UNEXERCISED
                                                 OPTIONS AT FISCAL YEAR-END    IN-THE-MONEY OPTIONS AT
                         SHARES        VALUE                (#)                FISCAL YEAR-END ($) (2)
                       ACQUIRED ON    REALIZED   --------------------------  ---------------------------
        NAME          EXERCISE (#)    ($) (1)    EXERCISABLE  UNEXERCISABLE  EXERCISABLE   UNEXERCISABLE
--------------------  -------------  ----------  -----------  -------------  ------------  -------------
Wayne M. Fortun            60,000     2,032,500     349,170        225,000      8,466,058     3,581,325

Jeffrey W. Green           --            --         411,300        --          10,400,790       --

John A. Ingleman           --            --          66,570         15,000      1,806,988       238,755

R. Scott Schaefer          --            --          52,320         15,000      1,403,136       238,755

Richard J. Penn             6,000       131,250       6,750         75,000        114,188     1,193,775

------------------------

(1) Market value of underlying securities on date of exercise minus the exercise price.

(2) Market value of underlying securities at fiscal year-end minus the exercise price.

                               PERFORMANCE GRAPH

    Set forth below is a graph comparing, for a period of five fiscal years ended September 28, 1997, the yearly cumulative total shareholder return on the Company's Common Stock with the yearly cumulative total shareholder return of the S&P 500 Index and an index of a group of peer companies selected by the Company (the "Peer Composite Index"). The comparison of total shareholder returns assumes that $100 was invested on September 27, 1992 in each of the Company, the S&P 500 Index and the Peer Composite Index, and that dividends were reinvested when and as paid. The companies in the peer group are Adaptec Incorporated, Applied Magnetics Corporation, Cirrus Logic Incorporated and Komag Incorporated. The Company is not included in the peer group. In calculating the yearly cumulative total shareholder return of the Peer Composite Index, the shareholder returns of the companies included in the peer group are weighted according to the stock market capitalizations of such companies at the beginning of each period for which a return is indicated.

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

           HUTCHINSON TECHNOLOGY   PEER COMPOSITE    S&P 500 INDEX

1992                      $100.00          $100.00          $100.00

1993                        80.00           121.64           110.45

1994                       103.81           102.40           110.95

1995                       259.05           243.47           140.41

1996                       143.81           164.71           165.62

1997                       380.00           149.06           228.14

                                    HTI'S FISCAL YEAR ENDING

                                  1992       1993       1994       1995       1996       1997

Hutchinson Technology           $  100.00  $   80.00  $  103.81  $  259.05  $  143.81  $  380.00

Peer Composite                     100.00     121.64     102.40     243.47     164.71     149.06

S&P 500 Index                      100.00     110.45     110.95     140.41     165.62     228.14

                       SECTION 16(a) BENEFICIAL OWNERSHIP
                              REPORTING COMPLIANCE

    Section 16(a) of the Securities Exchange Act of 1934, as amended, and the regulations promulgated thereunder require directors and certain officers of the Company and persons who own more than ten percent of the Company's Common Stock to file reports of their ownership of the Company's Common Stock and changes in such ownership with the SEC. To the Company's knowledge, based solely on a review of copies of forms submitted to the Company during and with respect to fiscal year 1997, all required reports were filed on a timely basis during fiscal year 1997.

                            PROPOSAL TO APPROVE THE
                       HUTCHINSON TECHNOLOGY INCORPORATED
                              INCENTIVE BONUS PLAN

    INTRODUCTION. On November 19, 1997, the Board of Directors of the Company approved, subject to shareholder approval, the Hutchinson Technology Incorporated Incentive Bonus Plan (the "Bonus Plan"). The Bonus Plan will replace the Incentive Compensation Program of the Company for all executive officers. If shareholder approval is obtained, the Bonus Plan will be effective for the fiscal year of the Company beginning on September 29, 1997, but if the Bonus Plan is not approved by the Company's shareholders, then the Bonus Plan and any awards granted under the Bonus Plan subject to such approval shall be null and void. Approval of the Bonus Plan also will constitute approval of the material terms of the performance targets under the Bonus Plan as described herein.

    Section 162(m) of the Internal Revenue Code of 1986, as amended ("Section 162(m)"), limits the Company's federal income tax deductions for certain compensation paid to the Company's Chief Executive Officer and its four other most highly compensated executive officers to $1 million for each individual in any tax year. Compensation that qualifies as "performance-based compensation" is not subject to the $1 million limit. In addition to other requirements, bonuses will qualify as "performance-based compensation" if the material terms of the plan under which the bonus is paid are disclosed to and approved by shareholders before the bonus is paid. The Bonus Plan has been structured to comply with the requirements of Section 162(m) and, by obtaining shareholder approval of the Bonus Plan, the Company expects to preserve the tax deductibility of the annual incentive compensation paid to its executive officers.

    The following summary description of the Bonus Plan is qualified by reference to the Bonus Plan, the full text of which is contained in Exhibit A to this Proxy Statement. Reference is made to Exhibit A for a complete statement of the terms of the Bonus Plan.

    PURPOSE. The Bonus Plan is designed (i) to provide incentives to the executive officers of the Company and its subsidiaries to produce a superior return to the Company's shareholders, (ii) to encourage such executive officers to remain in the employ of the Company and its subsidiaries, and (iii) to qualify compensation paid pursuant to the Plan as "performance-based compensation" within the meaning of Section 162(m).

    ADMINISTRATION. The Bonus Plan is administered by the Compensation Committee of the Board of Directors of the Company (the "Committee"), which presently is comprised of three directors of the Company who are intended to qualify as "outside directors" under Section 162(m). The Committee establishes rules to administer the Bonus Plan. The Committee's interpretation of the Bonus Plan and of awards made under the Bonus Plan is final and binding.

    PARTICIPANTS. Executive officers of the Company and its subsidiaries are eligible to participate in the Bonus Plan. The Committee selects annually the executive officers it deems appropriate to participate in the Bonus Plan for that year. There are currently nine executive officers of the Company eligible to participate in the Bonus Plan.

    AWARDS UNDER THE BONUS PLAN. The Bonus Plan provides that within 90 days following the start of a specified "Performance Period", which is the Company's fiscal year, the Committee will select performance targets ("Targets"), the attainment of which will entitle the designated participants for that year to receive an award of bonus compensation. Targets selected by the Committee for a Performance Period may be based on any one or more of the following: net earnings before or after income taxes; gross revenues; operating expenses; operating income; total shareholder return; or return on assets. Targets may be expressed in absolute amounts or measured on a per share basis or as a percentage change from preceding Performance Periods, and Targets may relate to one or more of corporate, group, unit, division, affiliate or individual performance.

    Following the completion of each Performance Period, the Committee shall certify in writing the degree to which Targets were attained and the awards payable to the designated participants. Bonuses payable under the Bonus Plan are payable in cash. The maximum bonus which may be paid for any Performance Period to any participant is 2% of the Company's income from operations, as reported on a pre-income tax basis on the Company's Consolidated Statements of Operations for such Performance Period. The Committee may, at any time during or after a Performance Period, and in its sole discretion, reduce or eliminate an award payable to any participant for any reason.

    MODIFICATION OR TERMINATION. The Board of Directors of the Company may at any time terminate, suspend or modify the Bonus Plan, and the terms and provisions of any award which has not been paid. Amendments of the Bonus Plan are subject to shareholder approval only if required to comply with Section 162(m) or any other applicable law or regulation.

    NEW PLAN BENEFITS. The Bonus Plan is intended to function in the same fashion as the Company's Incentive Compensation Program described in the Compensation Committee Report on Executive Compensation on pages 7 through 10 of this Proxy Statement. All executive officers have been granted incentive compensation opportunities for the current fiscal year under the Bonus Plan, subject to its approval by shareholders, but amounts to be paid under the Bonus Plan for fiscal year 1998 are not currently determinable. The following table sets forth amounts that would have been paid under the Bonus Plan for the Company's last completed fiscal year to the Named Executive Officers and all executive officers as a group based on Company performance and the performance goals established by the Committee under the Company's Incentive Compensation Program for such fiscal year.

                           BONUS PLAN BENEFITS TABLE

                                                                                                    DOLLAR VALUE
NAME AND POSITION                                                                                        ($)
-------------------------------------------------------------------------------------------------  ---------------

Wayne M. Fortun--President, Chief Executive Officer and Chief Operating Officer..................        470,400

Jeffrey W. Green--Chairman of the Board..........................................................        189,000

John A. Ingleman--Vice President, Chief Financial Officer and Secretary..........................        147,420

Richard Scott Schaefer--Vice President and Chief Technical Officer...............................        136,837

Richard J. Penn--Vice President of Sales and Marketing...........................................        132,308

All Executive Officers as a Group................................................................      1,437,658

VOTING REQUIREMENTS AND RECOMMENDATION

    The affirmative vote of the holders of a majority of the outstanding shares of Common Stock of the Company present or represented and entitled to vote in person or by proxy at the meeting is required for approval of the Bonus Plan. Proxies solicited by the Board of Directors will be voted for approval of the Bonus Plan, unless shareholders specify otherwise in their proxies.

    THE BOARD OF DIRECTORS OF THE COMPANY RECOMMENDS THAT THE SHAREHOLDERS OF THE COMPANY VOTE FOR APPROVAL OF THE BONUS PLAN.

           RELATIONSHIP WITH AND APPOINTMENT OF INDEPENDENT AUDITORS

    The firm of Arthur Andersen LLP, independent public accountants, has been the auditors for the Company since 1979. The Board of Directors again has selected Arthur Andersen LLP to serve as the Company's independent public accountants for the fiscal year ending September 27, 1998, subject to ratification by the shareholders. While it is not required to do so, the Board of Directors is submitting the selection of that firm for ratification in order to ascertain the view of the shareholders. If the selection is not ratified, the Board of Directors will reconsider its selection. Proxies solicited by the Board of Directors will, unless otherwise directed, be voted to ratify the appointment of Arthur Andersen LLP as independent public accountants for the Company for the fiscal year ending September 27, 1998.

    A representative of Arthur Andersen LLP will be present at the Annual Meeting of Shareholders and will be afforded an opportunity to make a statement if such representative so desires and will be available to respond to appropriate questions during the meeting.

                                    GENERAL

    The Annual Report of the Company for the fiscal year 1997, including financial statements, is being mailed with this Proxy Statement.

    As of the date of this Proxy Statement, management knows of no matters that will be presented for determination at the meeting other than those referred to herein. If any other matters properly come before the meeting calling for a vote of shareholders, it is intended that the shares represented by the

Proxies solicited by the Board of Directors will be voted by the Proxies named therein in accordance with their best judgment.

    The Company will pay the cost of soliciting Proxies in the accompanying form. In addition to solicitation by the use of mails, certain directors, officers and regular employees of the Company may solicit Proxies by telephone, telegram or personal interview, and may request brokerage firms and custodians, nominees and other record holders to forward soliciting materials to the beneficial owners of stock of the Company and will reimburse them for their reasonable out-of-pocket expenses in so forwarding such materials.

    SHAREHOLDERS WHO WISH TO OBTAIN A COPY OF THE COMPANY'S 10-K ANNUAL REPORT, FILED WITH THE SEC FOR THE FISCAL YEAR ENDED SEPTEMBER 28, 1997, MAY DO SO WITHOUT CHARGE BY WRITING TO JOHN A. INGLEMAN, VICE PRESIDENT, CHIEF FINANCIAL OFFICER AND SECRETARY, AT THE COMPANY'S OFFICES, 40 WEST HIGHLAND PARK, HUTCHINSON, MINNESOTA 55350.

                                          By Order of the Board of Directors,

                                                 [SIGNATURE]

                                          John A. Ingleman

                                          SECRETARY

Dated: December 19, 1997

                                                                       EXHIBIT A

                       HUTCHINSON TECHNOLOGY INCORPORATED
                              INCENTIVE BONUS PLAN

    1. PURPOSE. The purpose of the Hutchinson Technology Incorporated Incentive Bonus Plan (the "Plan") is to provide incentives to the executive officers of Hutchinson Technology Incorporated (the "Company") and its subsidiaries to produce a superior return to the shareholders of the Company and to encourage such executive officers to remain in the employ of the Company and its subsidiaries. Amounts paid pursuant to the Plan are intended to qualify as performance-based compensation within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code").

    2. DEFINITIONS. The terms defined in this section are used (and capitalized) elsewhere in the Plan.

        a. "Award" means an award payable to a Participant pursuant to Section 4 hereof.

        b.  "Board" means the Board of Directors of the Company.

        c. "Committee" means the Compensation Committee of the Board or such other Board committee as may be designated by the Board to administer the Plan.

        d.  "Effective Date" means the date specified in Section 5.

        e. "Eligible Employee" means any executive officer of the Company or a subsidiary thereof.

        f. "Participant" means an Eligible Employee designated by the Committee to participate in the Plan for a designated Performance Period.

        g.  "Performance Period" means the Company's fiscal year.

    3.  ADMINISTRATION.

        3.1 AUTHORITY OF COMMITTEE. The Committee shall administer the Plan. The Committee's interpretation of the Plan and of any Awards made under the Plan shall be final and binding on all persons with an interest therein. The Committee shall have the power to establish rules to administer the Plan and to change such rules.

        3.2 INDEMNIFICATION. To the full extent permitted by law, (i) no member of the Committee shall be liable for any action or determination taken or made in good faith with respect to the Plan or any Award made under the Plan, and
(ii) the members of the Committee shall be entitled to indemnification by the Company against and from any loss incurred by such members by reason of any such actions and determinations.

    4.  AWARDS.

        4.1 ALLOCATION OF AWARDS. Within 90 days following the commencement of each Performance Period, the Committee may select such Eligible Employees as it deems appropriate for participation in the Plan. Eligible Employees selected for participation will be entitled to receive an award of bonus compensation based on the attainment of performance targets selected by the Committee and consisting of one or any combination of two or more of net earnings before or after income taxes; gross revenues; operating expenses; operating income; total shareholder return; or return on assets. As appropriate, any such targets may be expressed in absolute amounts, on a per share basis, or as a percentage change from preceding

Performance Periods. In addition, such targets may relate to one or any combination of two or more of corporate, group, unit, division, affiliate or individual performance.

        4.2 MAXIMUM AMOUNT OF AWARDS. No Participant shall be entitled to receive an Award for any Performance Period that exceeds 2% of income from operations, as reported on a pre-income tax basis in the Company's Consolidated Statements of Operations for such Performance Period.

        4.3 ADJUSTMENTS. The Committee is authorized at any time during or after a Performance Period, in its sole and absolute discretion, to reduce or eliminate an Award payable to any Participant for any reason, including changes in the position or duties of any Participant with the Company or any subsidiary of the Company during the Performance Period, whether due to any termination of employment (including death, disability, retirement, or termination with or without cause) or otherwise. No reduction in an Award made to any Participant shall increase the amount of the Award to any other Participant.

        4.4 PAYMENT OF AWARDS. Following the completion of each Performance Period, the Committee shall certify in writing the degree to which the performance targets were attained and the Awards payable to Participants. Each Participant shall receive payment in cash of the Award as soon as practicable following the determination in respect thereof made pursuant to this Section 4.4.

    5. EFFECTIVE DATE OF THE PLAN. The Plan shall become effective as of September 29, 1997; provided that this Plan is approved and ratified by the affirmative vote of the holders of a majority of the outstanding shares of Common Stock of the Company present or represented and entitled to vote in person or by proxy at a meeting of the shareholders of the Company no later than March 1, 1998. The Plan shall remain in effect until it has been terminated pursuant to Section 8. If the Plan is not so approved by the shareholders of the Company, the Plan and any Awards granted under the Plan subject to such approval shall be null and void.

    6. RIGHT TO TERMINATE EMPLOYMENT. Nothing in the Plan shall confer upon any Participant the right to continue in the employment of the Company or any subsidiary or affect any right which the Company or any subsidiary may have to terminate the employment of a Participant with or without cause.

    7. TAX WITHHOLDING. The Company shall have the right to withhold from cash payments under the Plan to a Participant or other person an amount sufficient to cover any required withholding taxes.

    8. AMENDMENT, MODIFICATION AND TERMINATION OF THE PLAN. The Board may at any time terminate, suspend or modify the Plan and the terms and provisions of any Award to any Participant which has not been paid. Amendments are subject to approval of the shareholders of the Company only if such approval is necessary to maintain the Plan in compliance with the requirements of Section 162(m) of the Code, its successor provisions or any other applicable law or regulation. No Award may be granted during any suspension of the Plan or after its termination.

    9. UNFUNDED PLAN. The Plan shall be unfunded, and the Company shall not be required to segregate any assets that may at any time be represented by Awards under the Plan.

    10. OTHER BENEFIT AND COMPENSATION PROGRAMS. Neither the adoption of the Plan by the Board nor its submission to the shareholders of the Company shall be construed as creating any limitation on the power of the Board to adopt such other incentive arrangements as it may deem appropriate. Payments received by a Participant under an Award made pursuant to the Plan shall not be deemed a part of a Participant's regular recurring compensation for purposes of the termination, indemnity or severance pay law of any state and shall not be included in, nor have any effect on, the determination of benefits under any other employee benefit plan, contract or similar arrangement provided by the Company or any subsidiary unless expressly so provided by such other plan, contract or arrangement, or unless the Committee expressly determines otherwise.

    11. GOVERNING LAW. To the extent that Federal laws do not otherwise control, the Plan and all determinations made and actions taken pursuant to the Plan shall be governed by the laws of the State of Minnesota and construed accordingly.

PROXY
                       HUTCHINSON TECHNOLOGY INCORPORATED
                 SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
               ANNUAL MEETING OF SHAREHOLDERS -- JANUARY 28, 1998

    The undersigned, revoking any proxy heretofore given, hereby appoints Jeffrey W. Green, Wayne M. Fortun and Harry C. Ervin, Jr., and each of them, as Proxies, each with full power of substitution, for and in the name of the undersigned to vote, as designated below, and on the reverse side hereof, all the shares of Common Stock of Hutchinson Technology Incorporated registered in the name of the undersigned at the close of business on December 5, 1997, upon the following matters more fully described in the Notice of and Proxy Statement for the Annual Meeting of Shareholders to be held on January 28, 1998, and at any adjournment thereof.

 1. Election of Directors. Nominees of the Board of Directors are W. Thomas Brunberg, Archibald Cox, Jr., James E. Donaghy, Harry C. Ervin, Jr., Wayne M. Fortun, Jeffrey W. Green, Steven E. Landsburg and Richard N. Rosett.
    / /  FOR ALL NOMINEES LISTED ABOVE      / /  WITHHOLD AUTHORITY
         except vote withheld from the           to vote for all
         following nominee(s),                   nominees listed above
         if any:
    --------------------------------------------------------------------
 2. Proposal to Approve the Incentive Bonus Plan.
    / /  FOR             / /  AGAINST             / /  ABSTAIN
 3. Ratification of the appointment of Arthur Andersen LLP as independent public accountants for the 1998 fiscal year.
    / /  FOR             / /  AGAINST             / /  ABSTAIN

 4. ANY OTHER BUSINESS WHICH MAY PROPERLY BE CONSIDERED AND ACTED UPON AT SAID MEETING.

    THE PROXIES ARE AUTHORIZED TO VOTE IN THEIR DISCRETION UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING. THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS SPECIFIED ON THE REVERSE SIDE, BUT IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR PROPOSALS 1, 2 AND 3.

                                                Dated: ______________ , 19___

                                              Please sign exactly as this proxy
                                                        is addressed.
                                              __________________________________
                                              __________________________________
                                                         (Signature)

                                              Joint owners should each sign
                                              personally. When signing as
                                              attorney, executor, administrator,
                                              guardian, custodian, or corporate
                                              official, sign name and title.